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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 23(a)

INDEPENDENT AUDITORS' CONSENTS

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The Board of Directors
Johnston Industries, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-86414, 33-38359, 33-44669, 33-50100, 33-73268) on Form S-8 of Johnston
Industries, Inc. of our report dated March 5, 1999, relating to the consolidated balance sheet of Johnston Industries, Inc. and subsidiaries as of January 2, 1999 and the related consolidated statements of operations, comprehensive operations, stockholders equity, and cash flows for the year ended January 2, 1999, which report appears in the January 2, 1999, annual report on Form 10-K of Johnston Industries, Inc.

/s/KPMG LLP
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KPMG LLP

Atlanta, Georgia
March 29, 1999


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